Exhibit 99.2

Dunkin’ Brands Announces Fourth Quarter Cash Dividend

CANTON, Mass. (October 24, 2013) – Dunkin’ Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin’ Donuts (DD) and Baskin-Robbins (BR), today announced that its Board of Directors has declared a quarterly cash dividend to shareholders. The dividend of $0.19 per share will be paid on November 26, 2013, to shareholders of record as of the close of business on November 18, 2013.

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About Dunkin' Brands Group, Inc.

With more than 17,900 points of distribution in nearly 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of third quarter 2013, Dunkin' Brands' nearly 100 percent franchised business model included nearly 10,800 Dunkin' Donuts restaurants and more than 7,100 Baskin-Robbins restaurants. For the full-year 2012, the Company had franchisee-reported sales of approximately $8.8 billion. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Michelle King (Media)
Director, Investor Relations	Director, Global Public Relations
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	michelle.king@dunkinbrands.com
781-737-3200	781-737-5200